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                                                                 EXHIBIT (23)(C)
                        CONSENT OF KPMG PEAT MARWICK LLP
BOARD OF DIRECTORS
CORESTATES FINANCIAL CORP
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Union Corporation of our report dated January 17, 1996, except as to Note 2, which is as of February 23, 1996, relating to the consolidated balance sheet of Meridian Bancorp, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1995, which report appears in First Union Corporation's 1997 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."
                                         KPMG PEAT MARWICK LLP
Philadelphia, Pennsylvania
April 20, 1998

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